Exhibit 10.47
LOAN AGREEMENT
by and between
CAMPUS CREST AT MOBILE, LLC
CAMPUS CREST AT JACKSONVILLE, AL, LLC
CAMPUS CREST AT NACOGDOCHES, LP
CAMPUS CREST AT ABILENE, LP
CAMPUS CREST AT GREELEY, LLC
CAMPUS CREST AT ELLENSBURG, LLC
and
SILVERTON BANK, N.A.,
a national banking association
Dated as of February 29, 2008

i

ii

iii

LOAN AGREEMENT
THIS AGREEMENT is made and entered into as of February 29, 2008 by and among CAMPUS CREST AT MOBILE, LLC, an Alabama limited liability company, CAMPUS CREST AT JACKSONVILLE, AL, LLC, an Alabama limited liability company, CAMPUS CREST AT NACOGDOCHES, LP, a Delaware limited partnership, CAMPUS CREST AT ABILENE, LP, a Delaware limited partnership, CAMPUS CREST AT GREELEY, LLC, a Delaware limited liability company, and CAMPUS CREST AT ELLENSBURG, LLC, a Delaware limited liability company (collectively, “Borrowers”), and SILVERTON BANK, N.A., a national banking association (“Lender”).
WITNESSETH:
          WHEREAS, Borrowers have requested that Lender make that certain loan (the “Loan”) to Borrowers in the principal amount of $104,000,000; and
          WHEREAS, Lender is willing to make the Loan to Borrowers on the terms and subject to the conditions and requirements set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings as set forth below:
          “Affiliate” shall mean any corporation, limited liability company, partnership or other entity which is controlling of, controlled by or under common control with a Person or the estate of such Person. For purposes hereof, a trust for the benefit of (i) Ricker, Hartnett or Rollins, (ii) a spouse of Ricker, Hartnett or Rollins, or (iii) the lineal descendants of Ricker, Hartnett or Rollins shall be deemed an Affiliate of such Person if such Person is the sole trustee of such trust.
          “Agreement” shall mean this Loan Agreement, as amended, supplemented or modified from time to time.
          “Appraisal” shall mean an appraisal of the fair market of real property, in full compliance with FIRREA, taking into account the current permissible uses of such property under existing laws and applications applicable thereto, independently and impartially prepared in writing by a qualified appraiser selected by Lender, who is not employed by the Borrowers or an Affiliate of the Borrowers, the form and substance of such appraisal to be reviewed and approved by Lender.

          “Appraised Value” shall mean, with respect to any Project, the fair market “As Is” value determined by the most recent Appraisal of such Project.
          “Assignment of Management Agreement” shall mean collectively the Assignments, Consent and Subordination Regarding Management Agreement executed this date by Borrowers in favor of Lender with respect to the Management Agreements, and any modifications or replacements thereof or therefor.
          “Assignment of Rents and Leases” shall mean collectively the Assignments of Rents and Leases executed this date by Borrowers in favor of Lender.
          “Bed” shall mean a bedroom in a Rental Unit.
          “Borrower Parties” shall mean collectively the Borrowers and the Guarantors, and each may be referred to herein as a Borrower Party.
          “Borrowers” shall have the meaning given such term in the preamble to this Agreement and each may be referred to herein as a Borrower.
          “Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banks in Atlanta, Georgia are customarily closed.
          “Campus Crest GP” shall mean Campus Crest GP, LLC, a Delaware limited liability company.
          “CCP” shall mean Campus Crest Properties, LLC, a North Carolina limited liability company.
          “Change of Control” shall mean Ricker, Hartnett and Rollins and their Affiliates cease to own and control, collectively, at least fifty-one percent (51%) of the equity interests of each Borrower and each manager or general partner, as applicable, of each Borrower that are entitled to vote with respect to the management of the business and affairs of such Persons.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collaterar” shall mean any and all of the property which is granted, pledged or assigned to Lender or in which Lender is otherwise granted a Lien to secure the obligations pursuant to any and all of the Security Documents.
          “Debt Service” shall mean, for any period, the sum of all scheduled interest payments of Borrowers plus all scheduled principal payments paid with respect to all indebtedness for money borrowed by Borrowers; provided, however, that for purposes of this definition, the Loan will be assumed to be an amortizing loan (a fixed payment each month that includes principal and interest) based on a thirty (30) year amortization and the actual interest rate for the Loan.
          “Debt Service Coverage Ratio” shall mean, for any period, the ratio of (x) NOI to (y) Debt Service.
          “Debt Yield Percentage” shall mean the ratio, expressed as a percentage, of (x) NOI for any twelve (12) month period (or lesser period that may be annualized as set forth in Section 7.02) to (y) the average outstanding principal balance of the Loan during such period.
          “Default’’ shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.
          “Distributions” shall mean with respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution, other than for the payment of taxes, on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person, directly or indirectly through a subsidiary of such Person or otherwise; the return of capital by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partner’s interest, member’s interest or other beneficial interest of such Person.
          “Environmental Indemnification Agreement” shall mean collectively the Environmental Indemnification Agreements executed this date by Borrowers and the Guarantors in favor of Lender, and any extensions, renewals, modifications or replacements thereof or therefor.
          “Event of Default” shall have the meaning provided in Article VIII hereof.
          “FIRREA” shall mean Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (12 U.S.C. §3331 et seq.) as amended from time to time.
          “Guarantors” shall mean collectively Hartnett, Ricker, Rollins, Madiera, and TXG and each may be referred to as Guarantor.
          “Guaranty” shall mean the Limited Guaranty Agreement executed this date by Guarantors in favor of Lender, as the same may be modified or amended from time to time hereafter.
          “Hartnett” shall mean Michael S. Hartnett, an individual resident of the State of North Carolina.
          “Improvements” shall mean all improvements constructed on the Land.

          “Investments” shall mean with respect to any Person, all shares of capital stock, partnership interests, limited liability company interests, evidences of indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, vehicles, construction equipment, heavy machines, tools, building materials, fixtures, appliances, inventory and other tangible personal property acquired in the ordinary course of business or used in the development of the Land, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.
          “Land” shall mean, collectively, all of the real property described and defined as “Land” in the Mortgage.
          “Leases” shall have the meaning given such term in the Security Instruments.
          “Lender” shall have the meaning given such term in the preamble to this Agreement.
          “Lien” shall mean any mortgage, deed to secure debt, Mortgage, pledge, security interest, security deposit, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).
          “Loan” shall have the meaning given such term in the preamble to this Agreement.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Documents, the Guaranty, and any other certificates or written undertakings of a Borrower Party in favor of Lender delivered contemporaneously with the delivery of this Agreement, other than the Environmental Indemnification Agreement.
          “LTV Ratio” shall mean, at any time, the ratio (expressed as a percentage) of (x) the outstanding principal balance of the Loan to (y) the sum of the Appraised Values of the Property then subject to the Mortgage.
          “Madiera” shall mean Madiera Group, LLC, a North Carolina limited liability company.
          “Management Agreements” shall mean those certain Property Management Agreements between The Grove Student Properties, LLC and each Borrower with respect to management of such Borrower’s Project.

          “Material Adverse Effect” shall mean a material adverse effect upon, or a material adverse change in, any of the (i) results of operations, properties, or financial condition of any Borrower Party, (ii) validity, binding effect or enforceability of any Loan Document or the Environmental Indemnification Agreement, or (iii) ability of any Borrower Party to perform its payment obligations or other Obligations under the Loan Documents or the Environmental Indemnification Agreement.
          “Mortgage” shall mean collectively the Deeds of Trust/Mortgages, Security Agreements, Financing Statements and Fixture Filings dated on or about this date by Borrowers for the benefit of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.
          “NOI” shall mean, for any period, an amount equal to (i) the sum of Borrowers’ aggregate rental income plus aggregate ancillary income, minus (ii) Borrowers’ aggregate operating expenses, and minus (iii) reserves equal to $115 per Bed.
          “Note” shall mean that certain Promissory Note executed by Borrowers and payable to the order of Lender in the original principal amount of $104,000,000 as evidence of the Loan, and any extensions, renewals, modifications or replacements thereof or therefor.
          “Obligations” shall mean, collectively, all amounts now or hereafter owing to Lender by Borrowers pursuant to the terms of or as a result of this Agreement, the Note, or any other Loan Documents or the Environmental Indemnification Agreement, including without limitation, the unpaid principal balance of the Loan and all interest, fees, expenses and other charges relating thereto or accruing thereon, as well as any and all other indebtedness, liabilities, covenants, duties and obligations of Borrowers, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, monetary or non-monetary, which may be now existing or may hereafter arise under or as a result of any of the Loan Documents, the Environmental Indemnification Agreement, and together with any and all renewals, extensions, or modifications of any of the foregoing.
          “Permitted Indebtedness” shall have the meaning set forth in Section 6.01.
          “Permitted Liens” shall have the meaning set forth in Section 6.02
          “Person” shall mean any individual, partnership, limited partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity, or any government or political subdivision or agency, department or instrumentality thereof.
          “Projects” shall mean the residential apartment developments located on the parcels of Property. The initial Projects are described on Schedule 1 attached hereto.
          “Property” shall mean, collectively, the property, including the Land and all Improvements, fixtures and related personal property located thereon. The initial parcels comprising the Property are described on Schedule 1 attached hereto.

          “Requirements” shall have the meaning given such term in Section 4.10 hereof.
          “Rental Unit” shall mean each of the apartments in the Projects.
          “Richer” shall mean Carl H. Ricker, Jr., an individual resident of the State of North Carolina.
          “Rollins” shall mean Ted W. Rollins, an individual resident of the State of Florida.
          “Security Documents” shall mean, collectively, the Security Instruments, the Assignment of Management Agreement, and each other affidavit, certificate, security, mortgage, assignment, financing statements or other collateral document, whether now existing or hereafter executed and delivered in connection with, or securing any or all of, the Obligations.
          “Security Instruments” shall mean, collectively, the Mortgage, the Assignment of Rents and Leases, the UCC Financing Statements, and other security instruments executed this date by Borrower in favor of Lender, to be recorded in the real estate records of the county where the Property is located, and any extensions, renewals, modifications or replacements thereof or therefor.
          “Tax Distributions” shall mean for any period, the aggregate Distributions made by a Borrower to its members, partners or shareholders to pay the actual or estimated aggregate federal, state and local income taxes of such members, partners or shareholders with respect to such members’ or shareholders’ interests in such Person, as applicable, to the extent such members or shareholders have not already received Distributions during such period in excess of such taxes, to be determined by using the highest marginal tax rates applicable to any such member or shareholder.
          “Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, now or hereafter imposed or levied by the United States of America, or any state or local government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto other than taxes on the income of Lender.
          “TXG” shall mean TXG, LLC, a South Carolina limited liability company.
     Section 1.02 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun used herein shall be deemed to cover all genders and all singular terms used herein shall include the plural and vice versa. A reference to any Person includes its or his permitted successors and permitted assigns. Unless otherwise expressly indicated herein, all references herein to a period of time which runs “from” or “through” a particular date shall be deemed to include such date, and all references herein to a period of time which runs “to” or “until” a particular date shall be deemed to exclude such date.
ARTICLE II

LOAN
     Section 2.01 Disbursement. Subject to the terms and conditions of this Agreement, Lender agrees to advance to Borrowers the Loan to be evidenced by and subject to the terms and provisions of the Note.
     Section 2.02 Note; Repayment of Principal and Interest. Borrowers’ obligations to pay to Lender the principal of and interest on the Loan shall be evidenced by the Note. The Loan shall bear interest at the rate or rates per annum specified in the Note and such interest shall be calculated and shall be paid and shall accrue in the manner specified in the Note.
ARTICLE III
GENERAL TERMS
     Section 3.01 Closing Fee. In consideration of Lender’s entering into this Agreement and making the Loan hereunder, Borrowers agree to pay to Lender, on the date of the initial funding of the Loan hereunder, a closing fee in the amount of $1,040,000, which closing fee shall be deemed fully earned upon Lender’s execution and delivery of this Agreement and the initial funding of the Loan.
     Section 3.02 Payments, Prepayments and Computations. Except as may be otherwise specifically provided herein, all payments by Borrowers with respect to the Loan or any other Obligations under this Agreement or any of the other Loan Documents or the Environmental Indemnification Agreement shall be made without defense, set-off or counterclaim to Lender not later than 2:00 p.m. (Eastern Time) on the date when due and shall be made in lawful money of the United States of America in immediately available funds. Any payment received by Lender on a non-Business Day or after 2:00 p.m. (Eastern Time) on any Business Day shall be deemed received by Lender at the opening of its business on the next Business Day. Whenever any payment to be made hereunder or under the Note or any of the other Loan Documents or the Environmental Indemnification Agreement shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Interest shall be calculated on the basis of a year consisting of 360 days and with twelve thirty-day months, except that interest due and payable for less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily interest rate based on a 360-day year. The Loan may be prepaid in whole or in part as specifically provided in the Note.
     Section 3.03 Collateral. The Obligations shall be secured pursuant to any or all Security Documents. Borrowers also shall execute or deliver (or cause to be executed and delivered) any and all financing statements and such other documents as Lender may reasonably request from time to time in order to perfect or maintain the perfection of Lender’s Liens under such Security Documents.
     Section 3.04 Agreements Regarding Interest and Other Charges. Borrowers and Lender hereby agree that the only charges imposed or to be imposed by Lender upon Borrowers for the use of money in connection with the Loan is and will be the interest required to be paid under the provisions of this Agreement as well as the related provisions of the Note. In no event shall the amount of interest due and payable under this Agreement, the Note or any of the other Loan Documents or the Environmental Indemnification Agreement exceed the maximum rate of interest allowed by applicable law. It is the express intent hereof that Borrowers not pay and Lender not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. Any and all charges, fees, and other amounts payable hereunder not identified as “interest” are not intended, and shall not be deemed, to be interest. All interest, and all other charges, fees or other amounts deemed to be interest notwithstanding the preceding sentence, which are paid or agreed to be paid to Lender under this Agreement, the Note or any of the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the entire actual term of the Loan (including any extension or renewal period), or at Lender’s election and to the extent permitted by applicable law, credited as a payment of principal.
     Section 3.05 Property Release Privilege. Provided no Event of Default (as hereinafter defined) exists, Borrowers shall be allowed to partially prepay the Loan, upon thirty (30) days prior written notice to Lender (“Release Request”), and to thereby obtain a release of the Mortgage of any parcel of Property securing the Loan (the “Release Privilege”) subject to the following conditions:
          (i) Borrowers shall provide Lender with a pro forma Compliance Certificate as described in Section 5.02(c) below that demonstrates compliance with the financial covenants set forth in Article VII after giving effect to the Release Request and the proposed partial prepayment of the Loan to made in conjunction with the Release Request;
          (ii) Borrowers shall pay all costs, fees and expenses associated with the Release Privilege, including without limitation, one hundred percent (100%) of all attorneys’ fees and expenses incurred by or on behalf of Lender in connection therewith, and all such sums shall be due and payable on the date of closing and delivery of the release documentation by Lender;
          (iii) Borrowers shall provide Lender with an endorsement to its loan title policies (as to the Mortgage) with respect to the remaining parcels in form and substance satisfactory to Lender in its sole discretion insuring the Loan through the date and time of recording of the release and modification instrument, with no new exceptions since the date of this Agreement unless approved by Lender in writing.
Nothing contained herein shall be deemed to require from the Borrowers in conjunction with a Release Request hereunder a principal prepayment in excess of that amount necessary to cause the Borrowers to be in compliance with the financial covenants set forth in Article VII hereof after giving effect to the Release Request.

     Section 3.06 Substitution of Collateral. Notwithstanding the provisions of this Agreement or any of the Loan Documents to the contrary, Borrowers may submit a written request (“Substitution Request”), upon at least ninety (90) days prior notice, that Lender permit a substitution (each a “Substitution”) of a substitute property (each a “Substitute Property”) (which previously has not been the subject of inclusion in the Collateral for the Loan) for any individual Property then serving as Collateral for the Loan (in such capacity a “Replaced Property”) upon and subject to the following terms and conditions:
          (a) Borrowers must submit a Substitution Request, identifying the proposed Substitute Property and the proposed Replaced Property at least ninety (90) days prior to the proposed closing date for the Substitution. Lender shall evaluate the request for the proposed Substitution and the proposed Substitute Property pursuant to its then customary underwriting and pricing criteria. In its underwriting and pricing analysis, Lender may review items such as, but not limited to, location, occupancy, lease term, rollover, tenant exposure, average Rental Unit rates and operating statements.
          (b) The owner of the Substitute Property must be a single purpose entity owned and controlled in such manner that inclusion of such owner as a Borrower would not result in a Change of Control and such owner must execute a joinder agreement in the form of Exhibit A to join this Agreement as a Borrower. No properties will be permitted other than multi-family student oriented rental housing properties. The Substitute Property must be located in the continental United States.
          (c) Lender in its sole discretion shall acknowledge within ten (10) business days of the Lender’s receipt of the Substitution Request whether the proposed Substitute Property appears to be acceptable to permit the Substitution. If Lender approves the Substitution Request, the Substitution will be subject to the other conditions outlined in this Section 3.06.
          (d) Borrowers shall pay a loan fee to Lender equal to one-half of one percent (0.5%) of an amount equal to eighty percent (80%) of the appraised fair market “As Is” value of the Substitute Property at closing of each approved Substitution; provided, however, that such fee shall be $50,000 with respect to each of the first three (3) Substitutions. A “Substitution Deposit” of $25,000.00 shall be required with submission of a Substitution Request, which deposit shall be applied to the loan fee at closing of the Substitution. The deposit and loan fee contemplated by this subsection are in addition to attorneys’ fees and expenses incurred in the documentation of such Substitution and in the review of due diligence.
          (e) All improvements on the Substitute Property shall have been completed in a good and workmanlike manner and in compliance, in all material respects, with all applicable governmental requirements. The Substitute Property must be lien free (except for easements and other matters of record acceptable to Lender) and all land, improvements and personal property must be paid for in full.
          (f) The appraised fair market “As Is” value of the Substitute Property shall be equal to or greater than the greater of (x) the then appraised fair market value, or gross sales proceeds, as the case may be, of the Replaced Property, and (y) the original appraised value of the Replaced Property as set forth in the appraisal delivered to Lender in connection with the closing of the loan on the Replaced Property; provided, however, that, Borrowers may prepay the Loan by the amount of any shortfall in the appraised fair market “As Is” value of the Substitute Property with respect to the foregoing requirement.
          (g) Borrowers must demonstrate to Lender’s satisfaction that, after giving effect to such Substitution (and any proposed prepayment of the Loan to be made in conjunction therewith, if applicable), the Borrowers will be in compliance with the financial covenants set forth in Article VII.
          (h) Lender’s outside counsel shall prepare and Borrowers shall execute (1) amendments to the Note, the Mortgage, the Assignments of Rents and Leases, the Environmental Indemnification Agreement, and this Agreement to the extent deemed necessary or appropriate by Lender, and (2) all Loan Documents Lender shall deem necessary or appropriate, including, but not limited to, any new security instrument, assignment of rents and leases, environmental indemnities, etc. relating to the Substitute Property (all of which documentation shall be substantially in the form of the applicable documents executed in connection with the closing of the Loan with such changes thereto as Lender reasonably deems appropriate to reflect the terms and circumstances of the Substitution and Substitute Property) (collectively, the “Substitute Loan Documents”). The Substitution Loan Documents shall be cross-defaulted and cross-collateralized with the existing Loan Documents for the Loan.
          (i) Borrowers shall be required to supply for Lender’s review and approval due diligence materials relating to the Substitute Property prior to closing of the Substitution similar to those items required for closing of this Loan, and such other materials as may then be customarily required as part of its then current commercial loan closing policies, procedures, standards and practices for properties of similar type and in similar locations as the Substitute Property, including, without limitation, a current as-built ALTA survey, proof of adequate insurance, title insurance in conformance with the requirements for the closing of this Loan, proof of compliance with governmental regulations, tenant estoppel certificates, subordination, non-disturbance and attornment agreements, franchise agreements and comfort letters. The Lender shall, at the Borrowers’ sole cost and expense, receive for its review and approval all additional due diligence materials in any way relating to the Substitute Property, including but not limited to, appraisal, hazardous substance report, seismic report and engineer report as required by Lender in its reasonable discretion. The items listed in this subsection are not exhaustive.
          (j) The Substitute Loan Documents, financing statements, and other instruments required to perfect the liens in the Substitute Property and all collateral under such documents shall be recorded, registered and filed (as applicable) in such manner as may be required by law to create a valid, perfected lien and security interest with respect to the Substitute Property and the personal property related thereto. The liens created by the Substitute Loan Documents shall be first liens and security interests on the Substitute Property and the personal property related thereto, subject only to such exceptions as Lender shall approve in its reasonable discretion. At closing of the Substitution, Borrowers shall have good and marketable title to the Substitute Property and good and valid title to any personal property located thereon or used in connection therewith, in each case satisfactory to the Lender. The title policies to the remaining parcels of Property in the Loan must also be endorsed to bring forward the effective dates thereof through the dates and times of recording of the modification instruments and showing no new exceptions since the original Loan closing unless approved by Lender in writing and continuing all coverage provided in the original Loan title policy.
          (k) Lender shall receive (1) a confirmation and reaffirmation of all Loan Documents by the Borrowers for the remaining Property, (2) a consent to such Substitution by the Guarantors, and (3) such other instruments and agreements and such certificates and opinions of counsel, in form and substance satisfactory to the Lender in connection with such Substitution as it may reasonably request.
          (1) Borrowers shall be responsible for all documentary stamp and intangible taxes on the Substitution and the Mortgage encumbering the Substitute Property and all other parcels of Property in the Loan that shall arise in connection with such Substitution. Lender shall require payment of all such documentary stamp and intangibles taxes required by law and authorities having jurisdiction as a condition of closing the Substitution and the corresponding loan modifications to the Loan, regardless of whether the taxing authority imposes taxes duplicative of those incurred at the original closing of the Loan.
          (m) No Event of Default shall have occurred and be continuing hereunder or under any other Loan Documents for the Loan on the date of Substitution Request or at closing of the Substitution.
          (n) Lender shall be satisfied that no material adverse change in the financial condition, operations or prospects of any Borrower Party has occurred since the closing of the Loan.
          (o) Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred in connection with any such Substitution .and the reasonable out-of-pocket fees and expenses incurred by Lender, its outside counsel and its loan correspondent and servicer in connection therewith. Without limiting the generality of the foregoing, Borrowers shall, in connection with, and as a condition to, each Substitution, pay the reasonable fees and expenses of Lender’s counsel, the reasonable fees and expenses of Lender’s engineers, appraisers, construction consultants, insurance consultants and other due diligence consultants and contractors, recording charges, title insurance charges, and documentary stamp and/or mortgage or similar taxes, transfer taxes.
Nothing contained herein shall be deemed to require from the Borrowers in conjunction with a Substitution Request hereunder a principal prepayment in excess of that amount necessary to cause the Borrowers to be in compliance with the financial covenants set forth in Article VII hereof after giving effect to the Substitution.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Borrowers hereby jointly and severally represent and warrant to Lender as follows:
     Section 4.01 Organization; Authorization; Valid and Binding Obligations. Each Borrower is a limited liability company or limited partnership duly organized and validly existing under the laws of the State of Delaware, or in the case of Campus Crest at Mobile, LLC and Campus Crest at Jacksonville, AL, LLC, the State of Alabama. CCP is the manager of each Borrower that is a limited liability company and is duly organized and validly existing under the laws of the State of North Carolina. Campus Crest GP is the general partner of each Borrower that is a limited partnership and is duly organized and validly existing under the laws of the State of Delaware. Each Borrower is duly qualified and authorized to do business and is in good standing in all other states and jurisdictions where the ownership of property or the nature of the business transacted by it, makes such qualification necessary, including, without limitation, the state where the Property of such Borrower is located. Each Borrower has all requisite power and authority to execute and deliver the Loan Documents and the Environmental Indemnification Agreement, to perform its obligations under such Loan Documents and the Environmental Indemnification Agreement and to own its property and carry on its business. The Loan Documents and the Environmental Indemnification Agreement have been duly authorized by all requisite partnership or limited liability company action on the part of each Borrower and duly executed and delivered by authorized officers, partners, managers or other representatives (as the case may be) of such Borrower. Each of the Loan Documents and the Environmental Indemnification Agreement constitutes a valid obligation of each Borrower party thereto, legally binding upon and enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
     Section 4.02 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrowers, threatened against Borrowers, any properties, assets or rights of Borrowers including, without limitation, the Property, by or before any court, arbitrator or administrative or governmental body that would have a material adverse effect on Borrowers if resulting in a decision not in favor of Borrowers.
     Section 4.03 Title to Land. The Land is free and clear of all liens and encumbrances, except for the Permitted Liens and except as specifically set forth in the mortgagee title policy(ies) delivered to Lender in connection with the Loan, and except for unrecorded leases provided to Lender.
     Section 4.04 Taxes. Borrowers have filed all federal, state and other income tax returns prior to the required filing date which, to the knowledge of Borrowers, are required to be filed, and has paid all Taxes as shown on such returns and on all assessments received by it to the extent that such Taxes have become due, except such Taxes as are not due or which are being contested in good faith by Borrowers by appropriate proceedings for which adequate reserves have been established in accordance with sound accounting practices consistently applied.

     Section 4.05 Conflicting Agreements and Other Matters. Neither the execution nor delivery of this Agreement, nor fulfillment of or compliance with the terms and provisions of this Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than any Lien arising under any Loan Document) upon the Property or any other properties or assets of Borrowers, the charter or by-laws or other organizational documents of Borrowers, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which Borrowers, the Property or any other properties or assets of Borrowers is subject.
     Section 4.06 Governmental Consent. Except for any recording or filing which may be required by applicable law to perfect or maintain the perfection of Lender’s Liens in the Collateral, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by Borrowers of the Loan Documents or the Environmental Indemnification Agreement or the consummation of any of the transactions contemplated by the Loan Documents.
     Section 4.07 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by Borrowers in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading.
     Section 4.08 Improvements. All certificates, permits and licenses required in connection with the ownership, operation and occupancy of the Property have been issued and are in full force and effect.
     Section 4.09 No Default. The Loan Documents and the Environmental Indemnification Agreement have been complied with and are in full force and effect and no defaults or events of default exist thereunder; Borrowers have no knowledge of any facts or circumstances, which with the giving of notice or passage of time (or both) would constitute a default or event of default thereunder, and all obligations and agreements required to be performed by Borrowers thereunder have been performed.
     Section 4.10 Compliance with Requirements. The Improvements have been constructed free from material faults and defects, and in all material respects conform to and comply with all valid and applicable laws, ordinances, regulations and rules of all governmental entities having jurisdiction over, and all covenants, conditions, restrictions and reservations affecting the Land and the Improvements (the “Requirements”).
     Section 4.11 Condition of Land and Improvements. Neither the Land nor the Improvements have been injured or damaged by fire or other casualty which has not been restored.
     Section 4.12 Personalty. Except as otherwise expressly provided in the Leases and except with respect to certain office equipment located at the Property that is leased by

Borrowers (as lessee) in the ordinary course of business, title to all goods, materials, supplies, equipment, machinery and other personal property and fixtures used in the operation or maintenance of the Property, is vested in Borrowers free and clear of all liens, encumbrances and security interests, other than Permitted Liens, and Borrowers have not executed any security agreement, purchase order or other contract or agreement under which any person or other entity is granted or reserves the right to retain title to, remove or repossess any of such goods, materials, supplies, equipment, machinery or other personal property or fixtures.
     Section 4.13 Zoning. Under the applicable zoning ordinance of each jurisdiction in which each parcel of Land is located, each parcel of Land is zoned in a zoning classification that permits the use of the Land and Improvements for all purposes as currently used, without any conditions other than with respect to which such conditions have been complied in full and without exception. Furthermore in the event the Improvements were damaged or destroyed, the Improvements could be restored or reconstructed as they now exist without the requirement of any zoning variance or waiver.
     Section 4.14 Restrictions. To the best of Borrowers’ knowledge, the Land is not subject to: (i) any use or occupancy restrictions, except those imposed by applicable zoning laws and regulations, any such restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan, and those restrictions set forth in the Security Instruments; (ii) special assessments except as may be described in the mortgage title policy(ies) delivered to Lender in connection with the Loan; (iii) utility tap-in fees, except those generally applicable throughout the tax districts in which the Land is located; or (iv) other material charges or restrictions, whether existing of record or arising by operation of law, unrecorded agreement, the passage of time or otherwise, except any such charges or restrictions described in the mortgagee title policy(ies) delivered to Lender in connection with the Loan.
     Section 4.15 Status of Service Contracts. Borrowers are not in default under any development, management, service or other agreements and contracts relating to the operation or management of the Property in a manner which could reasonably be expected to have a Material Adverse Effect; there is no material default on the part of any other party to any of such contracts or the existence of any facts or circumstances, which with the giving of notice or passage of time (or both), would constitute a material default under any of such contracts, which defaults could reasonably be expected to have a Material Adverse Effect. Such contracts have not been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrowers. Borrowers have not done or omitted to do any act so as to be estopped from exercising any of its rights under any of such contracts, and there is no assignment of any of Borrowers’ rights under any of such contracts to any person or entity, other than Lender.
     Section 4.16 Status of Leases. Borrowers are not in default under any of the Leases, and there is no default on the part of any other party to any Lease, which defaults, in either case, could reasonably be expected to have a Material Adverse Effect. None of the Leases have been modified or amended in any material respect since the date true and correct copies of the same were delivered to Lender by Borrowers. Borrowers have not done or omitted to do any act so as to be estopped from exercising any of its rights under any of the Leases, and there is no assignment of any of Borrowers’ right under any of such contracts to any person or entity other than Lender.
     Section 4.17 Encroachments. Except as shown on those certain surveys previously delivered to Lender in connection with the Loan, there are no encroachments on the Land; there are no strips or gores within or affecting the boundaries of the Land; and all Improvements are situated entirely within the boundaries of the Land and within any applicable building lines.
     Section 4.18 Access. All streets and roads necessary for access to the Land have been completed and are either dedicated to public use and accepted for maintenance by all necessary governmental entities or subject to recorded, insurable easements that benefit the Land.
     Section 4.19 Availability of Utilities. All utility facilities and services necessary for the full use, occupancy and operation of the Improvements are available to the Land through public or private easements or rights-of-way at the boundaries of the Land, including, without limitation, water, storm and sanitary sewer, electricity and telephone.
     Section 4.20 Brokerage Commissions. All real estate and land brokerage commissions payable in connection with the acquisition of the Land, construction of the Improvements and the Loan, and all brokerage commissions or finders fees due and payable in connection with the current terms of any of the Leases, have been paid in full, or will be paid in full upon the execution of this Agreement.
     Section 4.21 Composition of Property. Subject to the matters disclosed in the title policies delivered to Lender in connection with the Loan, the Property includes all improvements and land, and other estates and rights (including, without limitation, any appurtenant easement . rights and covenants and restrictions) which are necessary to allow for the continued use thereof as residential apartments, or other uses presently in effect as of the date of this Agreement, and as may be required by any of the Requirements, or to satisfy all tenant requirements under the Leases.
ARTICLE V
AFFIRMATIVE COVENANTS
          For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrowers jointly and severally covenant and agree to comply with the following covenants:
     Section 5.01 Records and Accounts. Borrowers will keep (a) true and accurate records and books of account in which true, correct and complete entries will be made in accordance with Generally Accepted Accounting Principles, and (b) adequate reserves for all taxes (including income and real estate taxes), contingencies and other reserves.
     Section 5.02 Financial Statements, Certificates and Information. Borrowers will deliver to Lender:

     (a) As soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of Borrowers, the balance sheets, statements of income, changes in capital and cash flows for such year for each Borrower, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and reviewed by an accounting firm reasonably acceptable to Lender (and for purposes hereof, Lender agrees that Easley, Endres, Parkhill & Brackendorff, P.C. is an acceptable accounting firm), and any other information Lender may reasonably require to complete a financial analysis of Borrowers, together with a certification by the principal financial or accounting officer of Borrowers that the information contained in such financial statements fairly presents the financial position of Borrowers on the date thereof;
     (b) As soon as practicable, but in any event not later than sixty (60) days after the end of each fiscal quarter of Borrowers, the balance sheets of each Borrower and the related consolidated statements of income, changes in capital and cash flows for the portion of the fiscal year then elapsed on an aggregated basis, all (except for the changes in capital and cash flows) prepared in accordance with Generally Accepted Accounting Principles, together with a certification by the principal financial or accounting officer of Borrowers that the information contained in such financial statements fairly presents the financial position of the Borrowers on the date thereof (subject to year end adjustments);
     (c) Simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief executive officer, chief financial officer, principal finance or accounting officer of Borrowers in the form of Exhibit B hereto evidencing compliance with covenants contained in Article VII and the other covenants described therein and further certifying that such officer has caused this Agreement to be reviewed and has no knowledge of any Default or Event of Default in the performance or observance of any of the provisions hereof during such Fiscal Quarter or at the end of such year, or, if such officer has such knowledge, specifying each Default or Event of Default and the nature thereof;
     (d) Simultaneously with the delivery of the financial statements referred to in subsection (b) above, a current rent roll for each Project and a status report on leasing activities at each Project, in such form and containing such detail as Lender shall reasonable require; and
     (e) From time to time such other financial data and information in the possession of the Borrowers (including without limitation auditors’ management letters, market comparable studies, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrowers) as Lender may reasonably request.
     Section 5.03 Inspection of Projects and Books. Lender, or any representative designated by Lender, may inspect any Project, any books and records of the Borrowers (and make copies thereof and extracts therefrom) and discuss the affairs, finances and accounts of the Borrowers with, and to be advised as to the same by, its officers at its reasonable discretion during normal business hours upon prior notice to the Borrowers to confirm compliance with this Agreement. Lender and its representative shall conduct any on-site inspection so as to avoid interference with ongoing work and operations at a Project or leasing efforts with respect thereto.

The reasonable out-of-pocket expenses of one such inspection per calendar year during the Loan term plus any such inspections while a Default or Event of Default is in existence shall be at the expense of the Borrowers, and Lender shall provide the Borrowers with invoices for such expenses. Any other such inspections shall be at Lender’s expense.
     Section 5.04 Maintenance of Existence, Properties, Licenses, Etc. Except to the extent otherwise permitted hereby, Borrowers will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the corporate, partnership or other legal existence of Borrowers and the patents, trademarks, service marks, trade names, service names, copyrights, licenses, leases, permits, franchises and other rights, that continue to be useful in some material respect to the business of Borrowers or to the operation of the Property.
     Section 5.05 Payment of Taxes and Claims. Borrowers will pay and discharge or cause to be paid and discharged all Taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become in default as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien or charge upon such properties or any part thereof. Notwithstanding anything contained herein to the contrary, Borrowers shall not be required to pay or discharge any Taxes, assessments and governmental charges or levies and liens for labor, materials, supplies or otherwise so long as Borrowers shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the levy, lien or imposition so contested and the sale of the Property, or any part thereof, to satisfy any obligation arising therefrom, provided that the Borrowers shall give such security as may be demanded by the Lender to insure such payments and prevent any sale or forfeiture of the Property by reason of such nonpayment, failure of performance or contest by Borrowers. Any such contest shall be prosecuted with due diligence and Borrowers shall promptly after final determination thereof pay the amount of any levy, lien or imposition so determined, together with all interest and penalties, which may be payable in connection therewith. Notwithstanding the provisions of this paragraph, Borrowers shall (and if Borrowers shall fail so to do, Lender may but shall not be required to) pay any such levy, lien or imposition notwithstanding such contest if in the reasonable opinion of Lender, the Property shall be in jeopardy or in danger of being forfeited or foreclosed. If requested by Lender, Borrowers shall provide periodic endorsements to Lender’s mortgagee title policies to reflect timely payment of ad valorem property Taxes on the Property.
     Section 5.06 Parking Requirements. At all times during the terms of the Loan, there shall be sufficient parking spaces to satisfy requirements of all Leases, parking or cross-parking agreements, and applicable zoning requirements and other Requirements.
     Section 5.07 Expenses. Borrowers shall pay all cost, fees, documentary stamp taxes, intangibles taxes and charges of closing of the Loan, including, without limitation, Lender’s attorneys’ fees, recording costs, environmental audit costs, survey and appraisal costs, title examination fees, and title insurance premiums.
     Section 5.08 Indemnity. Borrowers covenant and agree to indemnify and hold Lender harmless from and against any and all claims for brokerage fees or commissions with respect to the making or consummation of the Loan, and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including but not limited to attorneys’ fees, expenses, penalties and interest, which may be asserted against or incurred by Lender by reason of any matter relating directly to the Loan, and arising out of the ownership, condition, development, construction, sale, rental or financing of the Property or any part thereof, other than to the extent arising as a direct result of the gross negligence or willful misconduct of Lender. The foregoing indemnity shall survive the payment and performance of all Obligations to Lender under the Loan Documents, and should Lender incur any liability for or in defense of any of the foregoing matters, the amount thereof (and all costs, expenses and attorneys’ fees incurred by Lender in connection therewith) shall be added to the principal amount of the Loan and shall bear interest at the Default Rate (as defined in the Note) to the extent permitted by applicable law. Furthermore, Borrowers covenant that, upon notice from Lender that any action or proceeding has been brought against Lender by reason of any such matters, Borrowers shall promptly resist or defend such action or proceeding in a manner satisfactory to Lender at Borrowers’ expense.
     Section 5.09 Notices.
     (a) Defaults. Upon discovery thereof, Borrowers will promptly notify Lender in writing of the occurrence of any Default or Event of Default.
     (b) Notification of Claims Against Collateral. Borrowers will, promptly upon becoming aware thereof, notify Lender in writing of any setoff, claims (including, with respect to the Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of Lender with respect to the Collateral, are subject in excess of $250,000 (other than Permitted Liens).
     (c) Notice of Litigation and Judgments. Borrowers will give notice to Lender in writing within thirty (30) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Borrower Party or to which any of such Persons is or is to become a party involving an uninsured claim against any of such Persons that is reasonably likely to result in liability to such Person in excess of $250,000 and stating the nature and status of such litigation or proceedings, in any case above that has not previously been disclosed in writing to Lender. Borrowers will give notice to Lender, in writing, in form and detail satisfactory to Lender within ten (10) Business Days of any judgment, whether final or otherwise, against the Borrowers in an amount not covered by insurance in excess of $250,000.
     (d) Notice of Material Adverse Effect. Borrowers will give notice to Lender in writing within ten (10) Business Days of becoming aware of the occurrence of any event or circumstance which would reasonably be likely to result in a Material Adverse Effect.
     (e) Notice of Microbial Impact, Casualty or Condemnation. Borrowers will promptly give notice to Lender in writing upon any Borrower obtaining knowledge or otherwise becoming aware of any mold condition affecting any Improvement. Borrowers will give notice to Lender in writing within ten (10) Business Days of becoming aware of any casualty to or condemnation of all or any portion of any Project having a value in excess of $250,000.

     Section 5.10 Fiscal Year. Borrowers shall not change their fiscal year except upon prior written notice to Lender.
     Section 5.11 Estoppel Certificates. Borrowers shall, from time to time, upon request by Lender, promptly execute, acknowledge and deliver to Lender a certificate of Borrowers stating the amount of principal and interest then owing on the Obligations, whether or not any setoffs or defenses exist with respect to all or any part of the Obligations, and, if any such setoffs or defenses exist, stating in detail the specific facts relating to each such setoff or defense. Any such certificate may be relied upon by any prospective assignee of Lender.
     Section 5.12 Replacement of Note. Upon receipt of notice from Lender of the loss, theft, destruction or mutilation of the Note, Borrowers shall execute and deliver, in lieu thereof, a replacement note identical in form and substance to the Note and dated as of the date of the Note, except that such replacement note shall state on its face that it is a replacement and upon such execution and delivery all references in the Loan Documents and the Environmental Indemnification Agreement, to such Note so replaced shall be deemed to refer to such replacement note.
     Section 5.13 Notification of Name Change; Location. Borrowers shall furnish Lender with notice of any change in any Borrower’s name or address or principal place of business within fifteen (15) days of the effective date of such change, and Borrowers shall promptly execute any financing statements or other instruments deemed necessary by Lender to prevent any filed financing statement from becoming misleading or losing its perfected status.
     Section 5.14 No Joint Venture. Neither the provisions of any of the Loan Documents or the Environmental Indemnification Agreement nor the acts of the parties thereto shall be construed to create a partnership or joint venture between Borrowers and Lender.
     Section 5.15 New Appraisals. Upon request of Lender at any time during which an Event of Default exists, or if deemed reasonably necessary by Lender because of regulatory requirements, Borrowers will obtain, at Borrowers’ expense, new, revised or updated Appraisals of the Property or portions thereof. In addition, Lender may obtain, at Lender’s expense, new, revised or updated Appraisals of the Property or portions thereof at any time, and Lender agrees to provide to Borrowers a copy of any such Appraisals.

ARTICLE VI
NEGATIVE COVENANTS
     For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrowers jointly and severally agree to comply with the following covenants:
     Section 6.01 Restrictions on Indebtedness. No Borrower will create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness other than the following (collectively, the “Permitted Indebtedness”):
     (a) indebtedness to the Lender arising under any of the Loan Documents;
     (b) current liabilities of such Persons incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
     (c) indebtedness in respect of Taxes and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.05;
     (d) indebtedness in respect of judgments or awards that do not give rise to an Event of Default under Section 8.01(j);
     (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and
     (f) purchase money indebtedness with respect to purchases of equipment in the ordinary course of each Borrower’s business up to a maximum outstanding amount at any time with respect to each Borrower of $100,000.00.
     Section 6.02 Restrictions on Liens, Etc. No Borrower will create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom, provided that such Persons may create or incur or suffer to be created or incurred or to exist (collectively, the “Permitted Liens”):
          (i) Liens on properties to secure (A) Taxes and other governmental charges not overdue or (B) claims for labor, material or supplies in respect of obligations not overdue, except Liens being contested in good faith and by appropriate proceedings or otherwise related to unpaid Taxes and other governmental charges permitted by Section 5.05;
          (ii) nonmonetary encumbrances on properties (including the Collateral) consisting of easements, rights of way, zoning restrictions, mineral rights reservations, restrictions on the use of real property, landlord’s or lessor’s liens under leases to which such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use, marketability or development of the property effected in the ordinary conduct of the business of such Person, which encumbrances or liens do not individually or in the aggregate have a Material Adverse Effect.
          (iii) Liens in favor of the Lender under the Loan Documents to secure the Obligations; and
          (iv) Liens and encumbrances on the Property expressly permitted under the terms of the Mortgage (including any permitted exceptions set forth on Schedule B of any Title Policy) relating thereto and approved by Lender;
          (v) Liens of banks (including rights of set-off), carriers, warehousemen, landlords, mechanics, vendors, laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;
          (vi) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;
          (vii) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders; or
          (viii) Liens arising in connection with the Permitted Indebtedness described in Section 6.01(f) above.
     Section 6.03 Restrictions on Investments. No Borrower will make or permit to exist or to remain outstanding any Investment except Investments in:
     (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Person;
     (b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Lenders, Federal National Mortgage Association, Government National Mortgage Association, Lender for Cooperatives, Federal Intermediate Credit Lenders, Federal Financing Lenders, Export-Import Lender of the United States, Federal Land Lenders, or any other agency or instrumentality of the United States of America;
     (c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
     (d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s

Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;
     (e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “AA” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation; and
     (f) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;
     Section 6.04 Distributions. During any period during which a Default or Event of Default exists, no Borrower shall pay any Distributions except for Tax Distributions.
     Section 6.05 Merger, Consolidation. No Borrower shall become a party to any merger, consolidation or other business combination, or agree to effect any asset acquisition, stock acquisition or other acquisition.
     Section 6.06 Liquidation; Change in Name; Etc. No Borrower shall at any time:
     (a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business;
     (b) Become a partner or joint venturer with any third party; or
     (c) Change its company name without giving Lender thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of Lender in regard thereto.
     Section 6.07 Transactions with Affiliates and Officers. No Borrower shall:
     (a) enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate or any officer or director thereof, or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or an officer or director thereof, except the Management Agreements and except for services agreements with Campus Crest Construction, LLC for renovation, maintenance and repair work on the Projects so long as the consideration to be paid under such agreements is comparable to consideration that would be paid to a non-Affiliate in an arms-length agreement;
     (b) make any advance or loan to any Affiliate or any director or officer thereof or to any trust of which any of the foregoing is a beneficiary, or guarantee any such loan to any such Person; or

     (c) pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate or any officer or director thereof except for any fees or expenses incurred in connection with the Management Agreements and in connection with those other transactions permitted in Section 6.07(a) above.
ARTICLE VII
FINANCIAL COVENANTS
     For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrowers jointly and severally agree to comply with the following covenants:
     Section 7.01 Debt Coverage Ratio. Borrowers shall maintain a Debt Service Coverage Ratio of not less than 1.20 to 1.0. Compliance with this covenant will be tested at the end of each calendar quarter beginning with the quarter ending December 31, 2008 based upon NOI and Debt Service for the most recently completed twelve (12) month period, except that (i) for the period ending December 31, 2008, NOI and Debt Service for the most recently completed three (3) month period will be multiplied by four (4) for purposes of determining compliance with this covenant, (ii) for the period ending March 31, 2009, NOI and Debt Service for the most recently completed six (6) month period will be multiplied by two (2) for purposes of determining compliance with this covenant, and (iii) for the period ending June 30, 2009, NOI and Debt Services for the most recently completed nine (9) month period will be multiplied by 1.33 for purposes of determining compliance with this covenant.
     Section 7.02 Debt Yield. Borrowers shall maintain a Debt Yield Percentage of not less than 9.0%. This covenant shall be tested at the end of each calendar quarter beginning with the quarter ending December 31, 2008 based upon NOI for the most recently completed twelve (12) month period, except that (i) for the period ending December 31, 2008, NOI for the most recently completed three (3) month period will be multiplied by four (4) for purposes of determining compliance with this covenant, (ii) for the period ending March 31, 2009, NOI for the most recently completed six (6) month period will be multiplied by two (2) for purposes of determining compliance with this covenant, and (iii) for the period ending June 30, 2009, NOI for the most recently completed nine (9) month period will be multiplied by 1.33 for purposes of determining compliance with this covenant.
     Section 7.03 LTV Ratio. Borrowers shall maintain a LTV Ratio of not more than eighty percent (80%).
Provided, however, that with respect to each covenant in this Article VII, Borrowers shall have a period of thirty (30) days to cure any non-compliance with these covenants before it becomes an Event of Default by prepaying the Loan, providing additional Collateral acceptable to Lender in its sole discretion, providing other evidence of cure satisfactory to Lender in its sole discretion, or any one or more of the foregoing.

ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:
     (a) Borrowers shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (b) Borrowers shall fail to pay any interest on the Loans within five (5) days of the date due or if any Borrower or any Guarantor shall fail to pay any other fees or sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (c) Borrowers shall fail to comply with any covenant contained in Sections 5.03, 5.08, 5.10, or 5.11, Article VI or Article VII (subject to the last sentence of such Article) or in any Security Document which are applicable to them;
     (d) Any Borrower Party shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (not specified in subsection (a), (b) or (c) above) that are applicable to them and such failure continues for thirty (30) days after the earlier of any Borrower Party having knowledge of such failure or written notice thereof to Borrowers from Lender; provided, however, that if such failure is not subject, in Lender’s determination, to cure within such thirty (30) day period but Borrowers are proceeding in good faith diligently to effect such cure, such cure period will be extended for an additional thirty (30) days.
     (e) Any representation or warranty made by or on behalf of any Borrower Party in any Loan Document, or in any report, certificate, financial statement or in any other document or instrument delivered pursuant to or in connection with this Agreement, or any other Loan Document shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
     (f) Any Borrower Party shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other indebtedness, in each case, in excess of $250,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound (including any event or condition that requires such debt to be prepaid or redeemed), evidencing or securing any such borrowed money or credit received or other indebtedness, in each case, in excess of $250,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

     (g) Any Borrower Party (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;
     (h) A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower Party or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;
     (i) A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Borrower Party bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower Party in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
     (j) There shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any uninsured final judgment against any Borrower Party that, with other outstanding uninsured final judgments, undischarged, against any such Person or other Borrower Parties exceeds in the aggregate at any time outstanding $500,000;
     (k) If all or any portion of the Loan Documents shall be canceled, terminated, revoked or rescinded other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lender, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower Party or any of their respective stockholders, partners, members or beneficiaries, or any such Person shall assert that any of the Loan Documents do not apply to future advances under this Agreement or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with their respective terms;
     (l) Any suit or proceeding shall be filed against any of the Borrower Parties or any Collateral which in the good faith business judgment of Lender after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them, if adversely determined, would result in an uninsured judgment or settlement that would have a Material Adverse Effect;

     (m) Any Guarantor denies that such Guarantor has any liability or obligation under the Guaranty or any Environmental Indemnity Agreement pursuant to the terms of such document, or shall notify Lender of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any Environmental Indemnity Agreement, or shall fail to observe or comply with any term, covenant, condition or agreement under this Agreement, the Guaranty or any Environmental Indemnity Agreement after the expiration of any applicable cure periods provided therein, if any;
     (n) The occurrence of a Change of Control;
     (o) Any “Event of Default”, as defined in any of the other Loan Documents, shall occur;
     (p) Any Borrower Party shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person, including the Collateral;
     (q) The occurrence of both (i) the death of any Guarantor that is an individual or the dissolution, liquidation, consolidation or other termination of existence of any Guarantor that is a corporation, partnership or limited liability company, and (ii) the failure to provide Lender with a substitute guarantor, additional collateral or other assurances satisfactory to Lender in its sole discretion within ninety (90) days thereafter; or
     (r) Any amendment to or termination of a financing statement naming any Borrower as debtor and Lender as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of any Borrower or by, or caused by, or at the instance of any principal, member, general partner or officer of any Borrower without the prior written consent of Lender.
     Section 8.02 Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, in its discretion, exercise one or more of the following remedies:
     (a) Accelerate the maturity of the Obligations and declare the entire unpaid principal balance of, and any unpaid interest then accrued on, the Note, without demand or notice of any kind to Borrowers or any other Person, to be immediately due and payable;
     (b) Take all, any or any combination of the actions Lender may take under any of the other Loan Documents or the Environmental Indemnification Agreement upon the occurrence of a default or an event of default thereunder, notwithstanding the fact that the event that is an Event of Default hereunder may not constitute a default or an event of default under any such other Loan Document or the Environmental Indemnification Agreement, including, without limitation acceleration of the Obligations evidenced by the Note and foreclosure and sale of the Land and the Improvements under the Security Instruments;
     (c) Perform, or cause to be performed, any obligation, covenant or agreement that Borrowers have failed to perform or comply with, and in such event all costs and expenses incurred by Lender in performing any such obligation, covenant or agreement shall be added to the Obligations and shall be secured by the Security Instruments, and shall bear interest at the

Default Rate (as defined in the Note) from the date paid or incurred by Lender, and the interest thereon shall also be added to and become a part of the Obligations and shall be secured by the Security Instruments;
     (d) Continue to act, with respect to Borrowers and the Loan, as if no Event of Default had occurred, which continuance shall not be or be construed as a waiver of Lender’s rights; and assert the Event of Default and take any action provided for herein at any time after the occurrence and during the existence of the Event of Default;
     (e) Proceed as authorized by law to obtain payment of the Loan; or
     (f) Take all, any, or any combination of the actions Lender may take under applicable law or equity.
No failure or delay on the part of Lender to exercise any right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder or under the Loan Documents or the Environmental Indemnification Agreement. No exercise by Lender of any remedy under the other Loan Documents or the Environmental Indemnification Agreement shall operate as a limitation on any rights or remedies of Lender under this Agreement, except to the extent of moneys actually received by Lender under the other Loan Documents or the Environmental Indemnification Agreement.
     Section 8.03 Costs and Expenses. All costs and expenses incurred by Lender in connection with any of the actions authorized in this Article, after an Event of Default, including without limitation attorneys’ fees, shall be and constitute a portion of the Loan, secured in the same manner and to the same extent as the Loan, even though such costs and expenses may cause the amount of the Loan to exceed the face amount of the Note. Whenever the terms of this Agreement require Borrowers to pay attorneys’ fees of Lender, such obligation shall extend only to reasonable attorneys’ fees, without regard to statutory interpretations, actually incurred at normal hourly rates.
     Section 8.04 Remedies Cumulative. The foregoing remedies are cumulative of, and in addition to, and not restrictive or in lieu of, the other remedies provided for herein and the remedies provided for or allowed by the other Loan Documents or the Environmental Indemnification Agreement, or provided for or allowed by law, or in equity.
ARTICLE IX
JOINT BORROWER PROVISIONS.
     Section 9.01 Joint Borrower Provisions.
     (a) Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article IX shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Article IX shall be absolute and unconditional, irrespective of, and unaffected by,
          (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
          (ii) the absence of any action to enforce this Agreement (including this Article IX) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;
          (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);
          (iv) the insolvency of any Borrower Party; or
          (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
     (b) Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by Lender, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each of the Borrowers acknowledges and agrees that, for purposes of the Loan Documents, it receives a benefit from the availability of credit under this Agreement to all of the Borrowers.
     Section 9.02 Waivers by the Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article and such waivers, Lender would decline to enter into this Agreement. Each of the Borrowers waives all defenses arising under the laws of suretyship; to the extent such laws are applicable, in connection with its joint and several obligations under this Agreement.

     Section 9.03 Benefit of Guaranty. Each Borrower agrees that the provisions of this Article are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.
     Section 9.04 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 9.07, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Article IX, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Article IX.
     Section 9.05 Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article IX. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of the Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article IX, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.
     Section 9.06 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Article IX shall be limited to an amount not to exceed as of any date of determination the greater of:
     (a) the amount of the Loan advanced to such Borrower;

     (b) the net amount the Loan advanced to another Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and
     (c) the amount that could be claimed by Lender from such Borrower under this Article IX without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 9.07.
     Section 9.07 Contribution with Respect to Guaranty Obligations.
     (a) To the extent that any Borrower shall make a payment under this Article IX of all or any of the Obligations (other than the portion of the Loan made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
     (b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Article IX without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
     (c) This Section 9.07 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 9.07 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.01. Nothing contained in this Section 9.07 shall limit the liability of any Borrower to pay the portion of the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
     (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.
     (e) The rights of the indemnifying Borrowers against other Borrowers under this Section 9.07 shall be exercisable upon the full and indefeasible payment of the Obligations.

     Section 9.08 Liability Cumulative. The liability of Borrowers under this Article IX is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
     Section 9.09 Accommodation. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Accordingly, Lender is entitled to rely, and shall be exonerated from any liability for relying upon, any request made by a purported officer of any Borrower without the need for any consent or other authorization of any other Borrower and upon any information or certificate provided on behalf of any Borrower by a purported officer of such Borrower.
     Section 9.10 Independent Obligations. The obligation of each Borrower hereunder is independent of the obligation of each other Borrower and, in the event of any event of default under the Loan Documents, a separate action or actions may be brought and prosecuted against any Borrower whether or not said Borrower is the alter ego of another Borrower or any Guarantor and whether or not any other Borrower or any Guarantor is joined therein or a separate action or actions are brought against any other Borrower or any Guarantor. Lender’s rights hereunder shall not be exhausted until all of the Obligations have been fully paid and performed.
     Section 9.11 Fraudulent Conveyance. Anything in this Agreement to the contrary notwithstanding, it is the intention of the Borrowers and Lender that the Borrowers’ Obligations hereunder or any liens or security interest granted by any Borrower securing this Agreement not be a Fraudulent Conveyance as defined below. Consequently, Lender and Borrowers agree that if the liability of any Borrower hereunder or any liens or security interests granted by such Borrower securing its obligations hereunder would, but for the application of this sentence, constitute a Fraudulent Conveyance which could be set aside as of the date of such determination, the liability of such Borrower and the liens and security interests granted by such Borrower securing this Agreement shall be valid and enforceable only to the extent of the Maximum Obligation and the liability of said Borrower under this Agreement shall automatically be deemed to have been amended accordingly. For purposes of this provision, the “Maximum Obligation” shall mean the aggregate amount due hereunder, but in no event higher than the maximum amount for which that Borrower could be liable hereunder without rendering its obligation hereunder or the granting of liens and security interests in connection herewith void under applicable law as a Fraudulent Conveyance. A “Fraudulent Conveyance” shall mean a fraudulent conveyance under title 11 of the United States Code as amended or under applicable state law regarding fraudulent conveyances, fraudulent transfer or other similar law in effect from time to time. In making such determination, the parties agree that the Maximum Obligation may increase from time to time as the maximum amount for which any Borrower could be liable without rendering its obligations hereunder void under applicable law as a Fraudulent Conveyance increases.

ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices.
          (a) All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.
          (b) All Notices shall be deemed given and effective upon the earlier to occur of (i) the hand delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth in (a)(iii) above. All Notices shall be addressed to the following addresses:

Borrowers:	c/o Campus Crest Group, LLC
2100 Rexford Road
Suite 414
Charlotte, NC 28211
Attention: F. Brian Schneiderman

With a copy to:	Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North Birmingham, AL 35203
Attention: Dawn Helms Sharff

Lender:	Silverton Bank, N.A.
3284 Northside Parkway
Atlanta, GA 30327-2245
Attention: CRE Apartment

With a copy to:	Powell Goldstein LLP
One Atlantic Center Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
Attention: Gerald Blanchard, Esq.
or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice; provided, however, that the “copy to” Notice to be given as set forth above is a courtesy copy only; and a Notice given to such person is not sufficient to effect giving a Notice to the principal party, nor does a failure to give such a courtesy copy of a Notice constitute a failure to give Notice to the principal party.
     Section 10.02 No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in exercising any right or remedy hereunder and no course of dealing between Borrowers and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have. No notice to or demand on Borrowers not required hereunder or under any other Loan Document in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.
     Section 10.03 Successors and Assigns; Sale of Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto; provided that Borrowers may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Lender, other than to the extent expressly permitted by the Security Instruments. Lender may sell, assign, or sell or grant participations in all or any part of Lender’s rights, title or interests hereunder and under the other Loan Documents or the Environmental Indemnification Agreement without the prior written consent of Borrowers; provided, however that any such assignment or sale shall not increase any of the obligations of Borrowers under the Loan Documents or the Environmental Indemnification Agreement. In that event, such successor or assignee shall be entitled to all of the rights of Lender under the Loan Documents or the Environmental Indemnification Agreement, subject to the terms of any sale, assignment or participation agreement.
     Section 10.04 Modification. This Agreement shall not be modified or amended in any respect except by a written agreement executed by the parties in the same manner as this Agreement is executed.
     Section 10.05 Time of Essence. Time is of the essence of this Agreement and each of the other Loan Documents and the Environmental Indemnification Agreement.
     Section 10.06 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Alabama, without regard to principles of conflicts of laws thereof.
     Section 10.07 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section 10.08 Effectiveness; Survival.
     (a) This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and Lender shall have received the same.
     (b) All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, the Environmental Indemnification Agreement, and such other agreements and documents, the making of the Loan hereunder and the execution and delivery of the Note, and shall terminate at such time as the Obligations have been paid and satisfied in full; provided, however, that the Environmental Indemnification Agreement shall remain in full force and effect in accordance with the terms thereof notwithstanding any payment and dissatisfaction of the Obligations.
     Section 10.09 Severability. In case any provision in or Obligation under this Agreement or the other Loan Documents or the Environmental Indemnification Agreement shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 10.10 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. To the extent any of the terms of this Agreement conflicts with the terms of the other Loan Documents, the terms of this Agreement shall control.
     Section 10.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     Section 10.12 Termination of Agreement. At such time as all Obligations have been paid and satisfied in full, this Agreement shall terminate; provided however, that any and all indemnity obligations of Borrowers to Lender arising hereunder or under any of the other Loan Documents, which are expressly stated to survive satisfaction of the Obligations shall survive the termination of this Agreement or such other Loan Documents, and provided further that all indemnity obligations under the Environmental Indemnification Agreement shall survive such payment and satisfaction of the Obligations to the extent contemplated in the Environmental Indemnification Agreement.
     Section 10.13 Entire Agreement. This Agreement and the other Loan Documents and the Environmental Indemnification Agreement constitute the entire agreement between Borrowers and Lender with respect to the Loan, the other Obligations and the Collateral and supersede all prior agreements, representations and understandings related to such subject matters.
     Section 10.14 Jury Trial Waiver; Consent to Forum.
     (a) TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH BORROWER IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.
     (b) EACH BORROWER ALSO AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS OR TO ENFORCE ANY JUDGMENT OBTAINED AGAINST SUCH BORROWER IN CONNECTION WITH THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT, MAY BE BROUGHT BY LENDER IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF THE STATE IN WHICH LENDER’S ADDRESS SHOWN ABOVE IS LOCATED, OR IN ANY ONE OR MORE OTHER STATE OR FEDERAL COURTS SITTING IN ANY COUNTY AND STATE IN WHICH ANY OF THE PROPERTY IS LOCATED. EACH BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE AFORESAID STATE AND FEDERAL COURTS, AND IRREVOCABLY WAIVES ANY PRESENT OR FUTURE OBJECTION TO VENUE IN ANY SUCH COURT, AND ANY PRESENT OR FUTURE CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM, IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNIFICATION AGREEMENTS.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered on their behalf as of the date first above stated.

BORROWERS: CAMPUS CREST AT MOBILE, LLC, an Alabama limited liability company
By:	Campus Crest Properties, LLC, a North Carolina limited liability company
Its:	Manager

By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	Manager

CAMPUS CREST AT JACKSONVILLE, AL, LLC, an Alabama limited liability company
By:	Campus Crest Properties, LLC, a North Carolina limited liability company
Its:	Manager

By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	Manager

CAMPUS CREST AT GREELEY, LLC, a Delaware limited liability company
By:	Campus Crest Properties, LLC, a North Carolina limited liability company
Its:	Manager

By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	Manager

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
Silverton — Campus Crest Loan Agreement

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

CAMPUS CREST AT ELLENSBURG, LLC, a Delaware limited liability company
By:	Campus Crest Properties, LLC, a North Carolina limited liability company
Its:	Manager

By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	Manager

CAMPUS CREST AT ABILENE, LP, a Delaware limited partnership
By:	Campus Crest GP, LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	Manager

CAMPUS CREST AT NACOGDOCHES, LP, a Delaware limited partnership
By:	Campus Crest GP, LLC, a Delaware limited liability company
Its:	General Partner

By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	Manager

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

LENDER: SILVERTON BANK, N.A.
By:	/s/ Jason D. Brown
	Name:	Jason D. Brown
	Title:	SVP